Canary Staked TRX ETF S-1/A

Exhibit 10.10

IOPV CALCULATION

AGREEMENT

- hereinafter referred to as the “Agreement” -

between

Solactive AG

Platz der Einheit 1
60327 Frankfurt, Germany

- hereinafter referred to as “Solactive” -

and

Canary Capital Group LLC

1131 4th Ave S #230,
Nashville, TN 37210

- hereinafter referred to as the “Partner” -

dated 02 April, 2025 (the “Agreement Date”)

Solactive and the Partner are hereinafter also referred to individually as a “Party” and collectively as the “Parties”

1.	PREAMBLE

Solactive is an independent German-based multi-asset class index service provider, operating worldwide and active in the business of calculation, maintenance and dissemination of Indicative Optimized Portfolio Value (“IOPV”).

The Partner wishes to use the services of Solactive regarding the calculation, maintenance, and dissemination of the IOPVs during the term of this Agreement and as agreed between the Parties from time to time through the execution of an Order Schedule.

THEREFORE, the Parties agree as follows:

2.	DEFINITIONS AND INTERPRETATION

2.1.	Definitions

In this Agreement the words and expressions listed in the list of definitions below shall have the meanings as ascribed to them in the following list of definitions:

“Applicable Law” means, with respect to a Party, the laws, rules and regulations applicable to the business of that Party which are in force during the term of this Agreement.

“Confidential Information” means all information disclosed, by whatever means, by one party (the “Disclosing Party”) to another party (the “Receiving Party”) which concerns: (i) the business or operations of the Disclosing Party; (ii) this Agreement, including without limitation, the details of Remuneration; and/or (iii) any information which is not public information.

“Files” means (a) the portfolio composition files; and (b) other data related to the calculation of the IOPV.

“Fund” means (a) Exchange Trade Fund; or (b) any other fund that contains a basket of investments.

“Good Industry Practice” means, in respect of any activity, performing that activity using the degree of skill, care, diligence and judgement and in compliance with rules directly relevant to the IOPV calculation services that would be reasonably expected of a reasonably skilled and experienced provider of services similar to the services provided under this Agreement.

“Losses” means: (a) damages awarded by a court of competent jurisdiction and/or settlement amounts and (b) costs (including reasonable legal costs, expenses and fees).

“Market Data Usage Agreement” means an agreement to which Solactive is not a party and which is entered into between a) the Market Data Dissemination Agent and the relevant Vendor, Re-vendor or third party and/or b) the relevant Vendor, Re-vendor or third party and another Vendor, Re-vendor or third party.

“Market Data Dissemination Agent” means the agent with whom Solactive has an agreement for the dissemination of the IOPVs.

“Order Schedule” means an order schedule in the form set out in Appendix of this Agreement specifying the IOPVs.

“Promotional Materials” shall mean any information, which the Partner produces, provides and/or publishes voluntarily including but not limited to, brochures, website pages and press releases.

“Quarter Date” means each of the following dates: 31 March, 30 June, 30 September and 31 December.

“Related Third-Party” means any third-party that has a legal, commercial and/or operational relationship with the Partner and is authorized by the Partner to deliver the Files to Solactive, such as custodians.

“Re-vendor” means a market data provider that does not receive market data directly from the Market Data Dissemination Agent, but indirectly from a third-party.

“Solactive Trademarks” means all registered and unregistered trademarks owned by Solactive AG.

“Start Date” means the date as specified in an Order Schedule for the start of a IOPV calculation service.

“Tax(es)” shall mean any (i) value-added, sales, goods, transaction, service or similar taxes, (ii) any stamp duty or similar levies, and (iii) taxes to be withheld at source of any kind (withholding tax) that Solactive may be required to deduct, withhold and remit to tax authorities or other governmental bodies in relation to the services rendered under this Agreement.

“Vendor” means a market data provider that receives market data, directly from the Market Data Dissemination Agent.

2.2.	Interpretation

Except where stipulated otherwise in this Agreement, any reference in this Agreement to:

2.2.1.	any Party, company or other person shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

2.2.2.	a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split-up or de-merged, by means of a statutory split-up or demerger;

2.2.3.	a reference to any time is to local time in Frankfurt am Main, Germany on the relevant day;

2.2.4.	a reference to a section or schedule means a section or schedule of or to this Agreement;

2.2.5.	a “regulation” includes any applicable regulation, rule, official directive, request or guideline (whether or not having the force of law) made from time to time by any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority (including stock exchanges) or organization as amended or re-enacted; and

2.2.6.	a provision of law is a reference to that provision as amended or re-enacted and shall be construed, at any particular time, as including a reference to all subordinate legislation and all regulations, decisions or other binding administrative acts by any governmental authority (including stock exchanges) made from time to time under it.

Section and schedule headings are for ease of reference only and shall not affect the interpretation of this Agreement.

The terms “shall” or “will” are intended to infer an obligation or duty of the respective Party.

3.	IOPV CALCULATION

3.1.	Subject to the provisions of this Agreement and each applicable Order Schedule, Solactive shall continually calculate the IOPVs set out in the Order Schedule based on Files received from the Partner and will continuously maintain and disseminate them.

3.2.	Any Order Schedule issued under this Agreement shall only become effective if signed by the Parties. Each Order Schedule shall come into force on the Start Date stated therein and shall be subject to the terms and conditions of such Order Schedule and this Agreement. In the event of any inconsistency between this Agreement and an Order Schedule, the Order Schedule shall prevail in respect of that Order Schedule only.

3.3.	The scope of service provided by Solactive includes setting up the IOPVs. Setup includes tickers, daily parameters, exchange rates, calculation days, calculation term etc., in relation with the IOPVs.

3.4.	If Solactive notices that it has made a substantial error in the calculation of the IOPV, it shall notify the Partner without undue delay through the usual information channels and, as far as necessary, shall notify the Partner without undue delay of any necessary corrections.

3.5.	During the term of the Agreement the Partner may make suggestions for changing the criteria for compiling and calculating the IOPVs or including additional calculation specifications. Solactive shall examine the feasibility of the proposals and take a decision on the implementation. If the changes have an effect on the calculation, maintenance or dissemination of the IOPVs and if this increases Solactive’s work, Solactive may increase the remuneration. If Solactive proposes to increase the remuneration it shall notify the Partner in writing with 30 calendar days’ prior notice. The remuneration shall not be increased without the prior written consent of the Partner.

4.	IOPVS DISSEMINATION

4.1.	Solactive is entitled to include and disseminate the IOPVs through its Market Data Dissemination Agent to Vendors and Re-vendors. Dissemination of the IOPVs comprises the real-time values of the IOPVs. Solactive shall stipulate the technical format for the dissemination of the IOPVs and may modify it as required at its own discretion or at the request of the Market Data Dissemination Agent, without prior coordination with the Partner.

4.2.	Certain Vendors or Re-vendors may claim additional fees for displaying the IOPVs (“Vendor Fee”). The Vendor Fee will only be payable if such fee was agreed between the Parties and set out in the Order Schedule. If Partner does not agree to pay the Vendor Fee, Partner acknowledges that the IOPVs might not be displayed by a Vendor or Re-vendor.

4.3.	If there is a breach of the provisions of the Market Data Usage Agreement or a misuse of the IOPVs by third parties, this shall not give rise to any claims by the Partner against Solactive. However, if Solactive becomes aware of any abuse, it will use its best endeavors to stop such abuse.

4.4.	Solactive shall be entitled to retain any compensation received in connection with the dissemination of the IOPVs and the Partner will not be entitled to such compensation.

4.5.	Solactive is not obliged to ensure that any Vendor or Re-vendor will a) display the IOPVs or b) indicate the Partner as a source when it presents the IOPVs. However, Solactive may require Vendors and Re-vendors to display “Source: Solactive AG” as the general source.

5.	IOPVS RIGHTS

5.1.	Solactive hereby exclusively transfers to the Partner all rights, title, and interest in the IOPVs, in so far as such rights do not belong to third parties.

5.2.	The Partner hereby grants Solactive, during the term of this Agreement, the non-exclusive and non-transferable right, to use the Files free of charge, as well as the right to publish the IOPVs calculated by Solactive and listed in the corresponding Order Schedule, to the extent necessary to fulfil its obligations and exercise its rights under this Agreement only and use them for its own advertising purposes.

5.3.	The Partner may publish, display and make commercial use of the IOPVs or grant third parties access to such information. Notwithstanding the foregoing, the Partner shall not disseminate the IOPVs to any third party, if the Partner is aware of any such third party being a Vendor or Re-vendor at the time of dissemination.

5.4.	At the request of Solactive the Partner shall provide evidence that the obligations specified in 5.3 second sentence have been fulfilled.

6.	OBLIGATIONS OF THE PARTNER

6.1.	The Partner must provide on a daily basis the Files of each Fund on which the IOPV calculation shall be based on. The Files will be provided in a file format as agreed between the Parties on an FTP server specified by Solactive.

6.2.	The Partner shall be responsible for the completeness, correctness and sufficiency of the Files and related data to effectively allow Solactive to perform the obligations created under this Agreement.

6.3.	The Partner shall notify Solactive of a) any Related Third-Party connected to the provisions of Files or data necessary for the calculation of IOPV or any change in the Related Third-Party and b) any other changes and corrections in the Files that may affect the calculation on the IOPVs as soon as possible after the Partner becomes aware of such changes or corrections. Notwithstanding the foregoing, the Partner will be the responsible for the provisions of Section 6.2.

6.4.	As far as is possible and can reasonably be expected, each Party shall provide the other, upon request, with all information available on the IOPVs. However, it does not include information and data which are classified as operating or business secrets of the Parties or for which one Party is obliged to observe confidentiality for other reasons.

7.	USE OF TRADEMARKS

7.1.	The Partner warrants that it is the owner of the trademarks or Funds names specified in the Order Schedule or that it is granted sufficient rights of use to implement this Agreement, including the right to grant rights to Solactive as provided for in this Agreement.

7.2.	The Partner hereby grants Solactive for the term of the Agreement the non-exclusive and non-transferable right, unrestricted in content, to use the trademarks or Funds names listed in the Order Schedule subject to the provisions of this Agreement and to extend necessary to fulfil its obligations under this Agreement.

7.3.	The Partner agrees to fully indemnify, defend and hold harmless Solactive and its respective officers, directors, employees, agents and representatives (each a “Solactive Indemnified Party” and together the “Solactive Indemnified Parties”) from and against all losses which a Solactive Indemnified Party may suffer or incur as a result of, or in connection with the trademarks listed in the relevant Order Schedule.

7.4.	Where the Partner does not include any trademark or deviating trademarks in relation to the Fund name in the relevant Order Schedule, Partner hereby warrants that the Fund name and its use by Solactive does and will not infringe or otherwise breach any third party trademarks or other third party rights of any kind. The Partner shall indemnify Solactive from any direct or indirect claims potentially raised against Solactive in that context.

8.	ISSUER’S STATEMENT

8.1.	The Partner shall indicate clearly that the IOPV is calculated by Solactive; however, in no circumstance give the impression, either expressly or by implication, that the related financial instrument is marketed and/or promoted by Solactive.

8.2.	The Partner shall include the following disclaimer (“Disclaimer”) on its website as well as in its regulatory and promotional material:

“The IOPV is calculated by Solactive AG (Solactive). The financial instrument is not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to the IOPV, IOPV calculations or the fund. ”

8.3.	It is the Partner’s own and sole responsibility to comply with any legal requirements concerning the accuracy and completeness of the regulatory and promotional material(s) for the financial product(s) issued by the Partner.

9.	REMUNERATION

9.1.	The Partner shall pay the remuneration (the “Remuneration”) set out in the applicable Order Schedule in accordance with the terms of this Agreement

9.2.	The Partner shall pay the Remuneration upon the Start Date specified in the applicable Order Schedule and thereafter on the beginning of each following calendar year (unless otherwise provided in the applicable Order Schedule). For the sake of clarity:

9.2.1.	The first invoice shall be pro-rated in accordance with the period from the applicable Start Date to the end of the calendar year (unless otherwise provided in the applicable Order Schedule); and thereafter

9.2.2.	Solactive shall issue an invoice to the Partner at the beginning of each calendar year for services to be rendered for such calendar year (unless otherwise provided in the applicable Order Schedule).

9.3.	In the event of termination of the service by the Partner under Section 10.3 or 10.4 of this Agreement, upon request by the Partner, Remuneration paid in advance shall be refundable, on a pro-rated basis, for the relevant IOPV.

9.4.	The Remuneration shall be payable immediately upon the Partner’s receipt of the applicable invoice (the “Invoice Date”). If Solactive has not received the Remuneration by the thirtieth (30th) day following the Invoice Date, a default interest of nine (9) percentage points above the current base interest rate as announced by the Deutsche Bundesbank under the heading: “Basic rate of interest pursuant to section 247 of the German Civil Code” (the “Interest Amount”) shall be applied to the Remuneration as of the Invoice Date and become due and payable immediately. This Section 9.4 shall not affect any other remedies available to Solactive.

9.5.	The Remuneration may be adjusted for inflation (the “Adjustment”) once per annum to reflect the percentage increase in the Harmonized Index of Consumer Prices published by the Eurostat (the “HICP”) or such other index which is most consistent with the HICP if the HICP is no longer published.

10.	TERM AND TERMINATION

10.1.	This Agreement shall be effective on and from the Agreement Date for an initial period of one (1) year and thereafter shall automatically renew for successive periods of one (1) year.

10.2.	Except as otherwise expressly provided in any applicable Order Schedule, each IOPV shall be effective on and from the Start Date set forth in the applicable Order Schedule and shall continue for an initial period of one (1) year (the “IOPV Initial Term”) and thereafter shall automatically renew for successive periods of one (1) year (each a “IOPV Renewal Term” and together with the IOPV Initial Term, the “IOPV Term”).

10.3.	Each Order Schedule may be terminated by either Party by providing written notice to the other Party at least ninety (90) calendar days to the end of the calendar Quarter Date thereby terminating calculation of individual IOPV specified in the relevant Order Schedule, however no less than one year after the calculation start date of the relevant IOPV. In the event of partial termination of this type the Remuneration due shall be reduced in accordance with Section 9.3 of this Agreement.

10.4.	Either Party may terminate, in writing, a IOPV or all IOPVs, with immediate effect, in the following events:

10.4.1.	the Partner commits a breach under this Agreement or an Order Schedule and fails to remedy such breach within a period of fifteen (15) calendar days following receipt of a written notification from Solactive specifying the breach and requesting its remedy;

10.4.2.	the other Party files a petition in bankruptcy or for reorganization under the laws of any jurisdiction; or

10.4.3.	the other Party dissolves or ceases to carry on business.

10.5.	Solactive may terminate an IOPV with thirty (30) calendar days written notice to the Parter in the following events:

10.5.1.	Solactive is made aware of Applicable Law that, in the reasonable opinion of Solactive, impairs or prevents Solactive’s ability to perform its obligations under this Agreement; or

10.5.2.	Solactive reasonably believes that the outcome of any litigation or proceeding conducted against Solactive may have a material adverse effect on Solactive’s ability to perform its obligations under this Agreement.

10.6.	All declarations of termination in connection with this Agreement shall be in writing and the termination date in respect of an IOPV service shall be provided by Solactive (the “IOPV Termination Date”).

10.7.	The following Sections shall survive termination of any IOPV and remain in full force for an indefinite period following such termination: Sections 11, 12, 13 and 14.

10.8.	On the IOPV Termination Date:

10.8.1.	the service (in respect of the IOPV that has been terminated) provided under this Agreement and the applicable Order Schedule shall be terminated;

10.8.2.	Solactive’s obligations with respect to the IOPV shall cease (in respect of the IOPV that has been terminated);

10.8.3.	Solactive shall cease the calculation of the IOPVs and Dissemination immediately. Upon request from the Partner, Solactive shall transfer all IOPV and all rights relating thereto to the Partner (whether such rights be intellectual property rights or otherwise).

10.8.4.	the Parties shall pay any Remuneration, Interest Amounts and Taxes (and any other amounts) due and owing.

11.	REPRESENTATIONS

11.1.	Each Party represents to the other Party that:

11.1.1.	it is duly incorporated, formed or organized and is validly existing under the laws of the jurisdiction of its incorporation, formation or organization and has the capacity and authority to enter into, deliver and perform the terms of this Agreement;

11.1.2.	it is not nor, to the best of its knowledge, is any director, officer, agent, employee or affiliate of it subject to any Sanctions;

11.1.3.	this Agreement has been executed by a duly authorized representative(s) of each Party; and

11.1.4.	all Order Schedules will be executed by a duly authorized representative(s) of each Party.

11.2.	Save as expressly set out in this Agreement and to the extent permissible by law, Solactive does not make any representation or warranty and does not otherwise assume any responsibility, obligation or duty to the Partner regarding: (i) the IOPV; (ii) any information that Solactive provides to the Partner in relation to this Agreement; and (iii) the completeness, accuracy, condition, quality, merchantability, performance or fitness for a particular purpose with respect to the IOPV.

12.	LIABILITY AND INDEMNIFICATIONS

12.1.	Nothing in this Agreement shall be construed as excluding or limiting a Party’s liability hereunder for Losses (including reasonable legal costs, expenses and fees) incurred by the other Party resulting from:

12.1.1.	breach under Section 11;

12.1.2.	indemnifications;

12.1.3.	injury to life, physical integrity or health; and/or

12.1.4.	action or omission committed intentionally.

12.2.	Solactive’s liability under this Agreement for Losses incurred by the Partner resulting from:

12.2.1.	any action or omission that is committed by gross negligence by Solactive shall not in the aggregate exceed 50% of the Remuneration already paid over the previous six (6) months for the IOPV calculation which has given rise to the respective loss;

12.2.2.	any action or omission that is committed by simple negligence by Solactive shall not in the aggregate exceed 20% of the Remuneration already paid over the previous six (6) months for the IOPV calculation which has given rise to the respective loss.

12.3.	To the extent permitted by law, liability for indirect, consequential, punitive or similar damages, or for loss of profit or revenue is excluded. Liability pursuant to the indemnities set out in this Agreement or any other liability which cannot be excluded by law is not excluded or limited under this Agreement.

12.4.	The Parties shall take all reasonable steps to mitigate the loss and damage it incurs in relation to any claim or action which it brings against the other Party.

12.5.	The Partner’s claims for compensation shall fall under the statute of limitations after two years. The limitation period shall begin at the end of the year in which: (i) the claim arose; and (ii) the Partner gained knowledge of the circumstances giving rise to the claim and the identity of the debtor or would have gained knowledge thereof had not acted with gross negligence.

12.6.	Solactive shall not be liable for losses arising out of any delay in or interruption of the performance of its obligations under this Agreement due to: (a) forces beyond its control, including, without limitation, political unrest, acts of war or terrorism, civil or military disturbances, nuclear or natural or medical catastrophes or acts of God; (b) interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services which have not been caused by intentional or grossly negligent conduct by Solactive; it being understood that Solactive shall use reasonable efforts which are consistent with Good Industry Practice to resume performance as soon as practicable under the circumstances; (c) failure to deliver Files by Partner or Related Third-Parties.

12.7.	Solactive shall not be liable for losses of any type whatsoever caused to the Partner or third-parties in connection with the issue, marketing, quoting, trade or advertising of the Funds or financial instrument issued by the Partner. The Partner indemnifies Solactive in this respect for any third party claims.

12.8.	The Partner shall be obliged to ensure and hereby warrants that: (i) the acceptance, utilization and processing of the Files provided by the Partner to Solactive is in accordance with this Agreement; and that (ii) the publication of the processed Files and IOPVs based on the processed Files does and will not infringe or otherwise breach third party rights of any kind. The Partner agrees to fully indemnify, defend and hold harmless Solactive and its respective officers, directors, employees, agents and representatives (each a “Solactive Indemnified Party” and together the “Solactive Indemnified Parties”) from any direct or indirect claims potentially raised against Solactive in that context.

13.	TAXES

13.1.	The Partner shall pay any and all applicable Taxes. The Partner shall not be responsible for taxes payable by Solactive if and to the extent such Tax is imposed on or calculated by reference to the net income received or receivable by Solactive.

13.2.	Each Party shall be responsible for complying with all Tax obligations imposed on it by a government entity in connection with the transactions contemplated herein

13.3.	The Partner shall make all payments to be made by it without deduction or withholding of any Taxes, unless a tax deduction or withholding of Tax is required by law. If a Tax deduction or withholding of Tax is required by law to be made by the Partner, the amount of the payment due from the Partner shall be increased to an amount which (after making any tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

13.4.	The Parties agree to cooperate with each other to determine and minimize each Party’s respective Tax liabilities to the extent legally permissible.

14.	CONFIDENTIALITY

The Parties shall use all matters, facts and information concerning the Parties in connection with this Agreement (“Confidential Information”) solely for the purposes described in this Agreement and shall treat such Confidential Information confidentially unless they are required to disclose it by any applicable statute, law, regulation or written and legally enforceable policy or by legal process or an order or requirement of a court of competent jurisdiction or government department or agency. This applies in particular to the amount of remuneration due under this Agreement and to the content of this Agreement.

Confidentiality is governed by the following:

14.1.	The Receiving Party may only use the Confidential Information for purposes of this Agreement. The Receiving Party agrees that:

14.1.1.	it will hold the Confidential Information in the strictest confidence;

14.1.2.	it will exercise no less care with respect to the Confidential Information than the level of care exercised with respect to its own Confidential Information;

14.1.3.	it will not copy or disclose to any third-party any portion thereof; and

14.1.4.	it will notify immediately the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in and ownership of its Confidential Information.

14.2.	The Receiving Party may provide its employees, directors and agents (the “Representative Group”) with access to Confidential Information on a strict “need-to-know” basis only. The Receiving Party shall be responsible for any breach of this Section 14 by its Representative Group.

14.3.	The obligations in Section 14.1 shall not apply if and to the extent:

14.3.1.	disclosure of Confidential Information is required by:

a)	Applicable Law of any country with jurisdiction over the affairs of the Receiving Party;

b)	any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

14.3.2.	such information:

a)	was known to the Receiving Party prior to disclosure or is in the public domain other than through breach of this Section 14;

b)	is independently developed by the Receiving Party without use of or reference to the Confidential Information provided by the Disclosing Party.

The Party required to disclose Confidential Information under Section 14.3.1 shall notify the other Party of such request (to the extent not prohibited by Applicable Law) as promptly as practicable following such request.

14.4.	The Receiving Party shall, upon the written request of the Disclosing Party, return to the Disclosing Party or destroy all tangible materials containing the Confidential Information; provided, however, that the Receiving Party may retain any such Confidential Information as may be necessary to satisfy any Applicable Law, internal policy or procedure (including, but not limited to, technology back-up procedures). Any portion of the Confidential Information that is not returned or destroyed in accordance with this Section 14.4 shall be held by the Receiving Party in accordance with this Section 14.

14.5.	In respect of each IOPV, this Section shall remain in full force for a period of five (5) years following termination of each IOPV.

15.	GOVERNING LAW

15.1.	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed and interpreted in accordance with the laws of the Federal Republic of Germany.

15.2.	The place of exclusive jurisdiction for all disputes between the Parties arising out of or in connection with this Agreement or regarding its validity (including, without limitation, disputes or claims based on tort) is Frankfurt am Main, Germany.

16.	MICELLANEOUS

16.1.	All notices and other communications under this Agreement shall be: (i) in writing; and (ii) delivered by hand, registered or certified mail, facsimile transfer or electronic mail to the details set forth below or such details as either Party shall specify by written notice to the other; and (iii) deemed given upon receipt. For further details regarding electronic signatures please refer to Section 16.10

To Solactive:

Solactive AG

Platz der Einheit 1

60327 Frankfurt, Germany

Attn.: Legal Department

Telephone:	+49 69 719 160 393

Fax:	+49 69 719 160 25

E-Mail:	legal@solactive.com

To the Partner:

Canary Capital Group LLC

1131 4th Ave S #230,

Nashville, TN 37210

Attn.:	Legal Department
Telephone:	615-200-0788
E-Mail:	legal@canary.capital

16.2.	The Partner may not assign, transfer or otherwise dispose of this Agreement or any of its rights under this Agreement or sub-contract, transfer or otherwise dispose of any of its obligations under this Agreement without the prior written consent of Solactive. Any purported transfer, assignment or delegation in violation of this Section shall be null and void and shall give rise to a right to terminate this Agreement.

16.3.	At its own and sole discretion, Solactive may engage third-parties in order to fulfill its contractual obligations hereunder.

16.4.	This Agreement, including all Order Schedules, constitutes the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements, both written and oral, relating to the Transactions between the Parties.

16.5.	Each Party acknowledges that, in entering into this Agreement, it has not relied on any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

16.6.	No third-party shall have any directly enforceable rights under the terms of this Agreement.

16.7.	The provisions contained in each Section of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

16.8.	The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.9.	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

16.10.	An electronic copy of a signature executed and delivered via electronic mail services (e.g., www.docusign.com) or other method and any counterpart so executed or delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. An electronic copy of a signature received in Portable Document Format (PDF) shall be deemed to be of the same force and effect as an original signature on an original executed document.

16.11.	Any modification or amendment to this Agreement, including any amendment or modification of this Section 16.11, shall be in writing.

16.12.	The place of performance and fulfilment for this Agreement is the registered office of Solactive in Frankfurt am Main, Germany.

[Remainder of page intentionally left blank; signature page follows]

By their signatures below, the Parties hereby agree to be bound by the terms and conditions of this Agreement.

Solactive AG	Canary Capital Group LLC

03 April 2025	03 April 2025

(Location, Date)	(Location, Date)

Name: Steffen Scheuble, CEO	Name Drew Hill

Title:	Title: President

Name:	Name:

Title:	Title:

APPENDIX

Form of Order Schedule	[TEMPLATE]

ORDER SCHEDULE

This Order Schedule (the “Order Schedule”) is dated as of [DD MMMM YYYY] (the “Order Schedule Effective Date”) between Solactive AG (“Solactive”) and [Account Name (Contracting)] (the “[Contracting Party Reference]” and together, the “Parties”) relating to the [Master Agreement Type] dated as of [DD MMMM YYYY] as amended from time to time between Solactive and [Account Name (Main)] (the “Agreement”).

This Order Schedule (the “Order Schedule”) is dated as of [●] (the “Order Schedule Effective Date”) between Solactive AG (“Solactive”) and [●] (the “Partner” and together, the “Parties”) relating to the IOPV Agreement dated as of [●] as amended from time to time between Solactive and [●] (the “Agreement”).

The terms and conditions of the Agreement are incorporated herein by reference. This Order Schedule shall be read and construed in accordance with the Agreement. Capitalized terms used but not otherwise defined in this Order Schedule shall have the meanings ascribed to such terms in the Agreement. In the event of any inconsistency between the terms and conditions set forth in the Agreement and in this Order Schedule, the terms and conditions set forth in this Order Schedule shall prevail.

1 PRODUCT DETAILS

The following table sets forth the Index/Indices covered under this Order Schedule:

Ref. No.	Indicative Optimized Portfolio Value (IOPV)	ISIN	Reuters Instrument Code (RIC)
1

2 REMUNERATION

The following table sets forth the Remuneration payable by the Partner under this Order Schedule:

Ref. No.	Service Description	Service Category	Start Date	Billing Type	Currency	Fixed Remuneration	Variable Remuneration (in bps)	Additional Detail(s)/Special Arrangement(s)
1

3 PARTNER TRADEMARKS

The following table sets forth the Partner Trademark(s) / Fund(s) Names that Solactive may use in connection with the applicable Index/Indices.

Partner Trademark / Funds names	Partner Trademark Owner	Additional Detail(s)

Sign for and on behalf of Solactive AG	Sign for and on behalf of [●]

[TEMPLATE no need to sign]